Exhibit 99.1

5300 Town and Country Blvd., Suite 500

Frisco, Texas 75034

Telephone: (972) 668-8800

Contact: Roland O. Burns

Sr. Vice President and Chief Financial Officer

Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES 2006 CAPITAL

EXPENDITURE BUDGET AND STOCK REPURCHASE PLAN

FRISCO, TEXAS, December 21, 2005 -- Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE:CRK) announced that its capital expenditure budget for development and exploration activities for 2006 will be $200 million. This budget represents an approximate 67% increase over the Company's estimated spending in 2005 of $120 million for development and exploration activities on its onshore properties. The 2006 budget does not include capital expenditures expected to be made by Bois d'Arc Energy, Inc. (NYSE:BDE) in 2006. The Company has a 48% ownership stake in Bois d'Arc Energy, Inc.

Development projects comprise $179 million of the 2006 budget and $21 million of the budget is allocated to exploration activities. Comstock expects to drill approximately 149 (79.7 net) wells in 2006 including 137 (76.5 net) development wells and 12 (3.2 net) exploratory wells.

Comstock's East Texas/North Louisiana operating region accounts for the largest portion of the 2006 budget with forecasted expenditures of $134 million. Comstock has budgeted to drill 96 (57.9 net) development wells in this region in 2006. Comstock expects to spend $28 million in its South Texas region to drill 21 (4.8 net) wells in 2006. Included in the South Texas totals are 10 (2.3 net) development wells and 11 (2.5) exploration wells. Comstock has budgeted a total of $30 million for its Mississippi properties which were acquired in May, 2005. Comstock expects to drill 15 (11.2 net) development wells and one (0.8 net) exploration well on its Mississippi properties in 2006. The remaining $8 million will be spent on Comstock's properties in its other regions.

Comstock currently has four drilling rigs contracted for its operated drilling activities. To support the increase in drilling activities in 2006, Comstock has recently contracted for four additional drilling rigs to be added in 2006.

Comstock also announced that its Board of Directors at their December 7, 2005 meeting approved the repurchase of up to $25.0 million of the Company's common stock in a common stock repurchase program. The shares may be repurchased from time to time in open market transactions or privately negotiated transactions at Comstock's management's discretion, subject to market conditions and other factors.

"In 2006 we plan to drill twice the number of wells in our East Texas/North Louisiana region that we drilled in 2005," stated M. Jay Allison, Chairman and Chief Executive Officer of Comstock. "The increased drilling program will be the primary driver of our production growth that we expect to have next year. Given the current strong natural gas prices, we expect that the operating cash flow that we generate will exceed our planned spending for exploration and development projects in 2006. We believe the repurchase of our common stock provides a very attractive investment for our stockholders compared to the current cost of acquiring producing oil and natural gas properties."

Comstock also offered the following guidance regarding the prices it expects to receive for its fourth quarter 2005 natural gas and oil production. During the fourth quarter of 2005, the difference between NYMEX prices and the natural gas prices received for its production in Texas, Oklahoma and New Mexico has widened considerably. As a result of this widening difference and based on the Company's marketing arrangements, Comstock expects its average fourth quarter 2005 natural gas price to be approximately $10.20 per Mcf, $2.77 less than the average last day NYMEX price of $12.97 for the fourth quarter. Comstock's realized oil price for its fourth quarter 2005 production is expected to be approximately $49.40 per barrel.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Louisiana and Texas and in the Gulf of Mexico through its ownership in Bois d'Arc Energy, Inc. (NYSE: BDE). The Company's stock is traded on the New York Stock Exchange under the symbol CRK.